EXHIBIT 10.3

USOG Employment Agreement for Alex Tawse

Under the terms of this agreement, Alex Tawse is hereby appointed as President and Chief Executive Officer of United States Oil & Gas Corp. (USOG), a company incorporated in the state of Delaware.

Term
This agreement amends previous agreement dated February 1st, 2008, goes into affect February 1, 2010 and remains in effect for three years unless amended upon mutual agreement of both parties.

Responsibilities
Alex Tawse is being contracted to perform various executive, accounting and administrative tasks associated with the executive management of USOG. Mr. Tawse will have full authority and indemnification provided to an officer of the corporation.

Compensation
Alex Tawse will receive monthly payment of $10,000. The first payment is due by February 15th, 2010.

Other
The Company is aware and has no objection to Alex Tawse owning and serving as President of HR Management Systems (HRMS). HRMS is a vendor of USOG and provides administrative and prospecting services. The current monthly fee charged by HRMS to USOG for services is $7,250.

/s/ Alex Tawse	/s/ Michael Taylor

Alex Tawse	Michael Taylor, Director

January 5, 2010	January 5, 2010
Date	Date

/s/ Matthew Maza

Matthew Maza, Secretary

January 5, 2010
Date